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                                                                     EXHIBIT 3.1
                             PETROCORP INCORPORATED

                                  STATEMENT OF
                     DESIGNATIONS, PREFERENCES, LIMITATIONS
                           AND RELATIVE RIGHTS OF ITS
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


     Pursuant to Article 2.13, of the Texas Business Corporation Act, PetroCorp Incorporated, a corporation organized and existing under the Texas Business Corporation Act (the "Corporation"),

     Does Hereby Certify that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, and pursuant to Article 2.13 of the Texas Business Corporation Act, said Board of Directors, at a meeting duly held on November 12, 1998, duly adopted a resolution providing for the issuance of a series of 100,000 shares of Preferred Stock--Junior Participating Series A, which resolution is and reads as follows:

     RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of PetroCorp Incorporated (the "Corporation") by the provisions of the Articles of Incorporation of the Corporation, as amended, a series of the Preferred Stock, par value $.01 per share, of the Corporation be, and it hereby is, established, and that such series of Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

     SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Preferred Stock--Junior Participating Series A" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution by the Board of Directors and without shareholder action; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock, including (without limitation) that certain Rights Agreement dated as of November 12, 1998 (the "Rights Agreement") to which the Corporation is a party.
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     SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

         (a) Subject to the prior dividend rights of the holders of shares of any (i) other series of Preferred Stock or (ii) other class of capital stock, whether now existing or hereafter created (other than Common Stock), which does not by its express terms rank on a parity with or subordinate to the Series A Preferred Stock with respect to payment of dividends, the holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared from time-to-time by the board of directors, out of any funds legally available for that purpose; provided, however, that no dividend shall be declared or paid on Common Stock (other than in shares of Common Stock) unless a dividend shall be simultaneously declared and paid on each share of outstanding Series A Preferred Stock in an amount equal to 1,000 times (subject to adjustment as set forth below) the amount of the dividend then declared and paid on each share of Common Stock. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which each share of Series A Preferred Stock was entitled immediately prior to such event to receive pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediate-ly prior to such event.

         (b) The provisions of this Section 2 shall not apply to any dividend or other distribution which shall be directly or indirectly in furtherance of any plan of liquidation, whether or not the same shall have been approved by shareholders.

     SECTION 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

         (a) Subject to the provisions for adjustment herein-after set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes (and each one one-thousandth (1/1,000th) of a share of Series A Preferred Stock shall have one vote) on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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         (b)   Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation, including, without limitation, the election of directors. If the holders of the Corporation's Common Stock shall be entitled to cumulate their votes at any election of directors, or upon any other matter, the holders of the Series A Preferred Stock shall also be entitled to cumulative voting at such election of directors or upon such other matter. If cumulative voting shall ever be denied to the holders of the Corporation's Common Stock, the holders of the Series A Preferred Stock shall similarly cease to be entitled to cumulative voting, without any further action or consent by the holders of Series A Preferred Stock.

         (c) Except as otherwise set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.


     SECTION 4.  CERTAIN RESTRICTIONS.

         (a) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, on shares of Series A Preferred stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

              (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in

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          writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (v) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or wind-ing up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to any declared but unpaid dividends thereon, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to adjustment as hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 6. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of

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Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 7. RANKING. The Series A Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other classes and Series of the Corporation's Preferred Stock, whether now existing or hereafter created, except any class or series that specific-ally provides that it shall rank on a parity with or junior to the Series A Preferred Stock.

     SECTION 8. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the Articles of Incorporation or any amendment thereof. The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

     SECTION 9. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (1/1,000ths) of a share or an integral multiple thereof or (b) issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

     SECTION 10. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or other-wise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock (without designation as to series) and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation of the Corporation, as amended.

     SECTION 11. AMENDMENT. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares, if any, of Series A Preferred Stock voting separately as a class.

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     SECTION 12. NO OTHER RIGHTS. The Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein and in the Articles of Incorporation of the Corporation, as amended, or as provided by law, nor shall the holders thereof have any preemptive right to acquire any shares or securities of any kind, whether now or hereafter authorized, which may at any time be issued, sold, or offered for sale by the Corporation.

     IN WITNESS WHEREOF, the said PetroCorp Incorporated has caused this statement to be duly executed by W. Neil McBean, its President and Chief Executive Officer and attested by Craig K. Townsend, its Vice President-Finance, Secretary and Treasurer, on this 12th day of November 1998.

                                 PETROCORP INCORPORATED


                                 By:
                                    --------------------------------------
                                    W. Neil McBean,
                                    President and Chief Executive Officer

ATTEST:


By:
   ---------------------------------
   Craig K. Townsend,
   Vice President-Finance, Secretary
   and Treasurer

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